Exhibit-99.2
Zila, Inc. to Acquire Professional Dental Technologies, Inc.
— Acquisition to Enhance Growth of Cancer Detection Business —
PHOENIX—(BUSINESS WIRE)—Nov. 14, 2006—Zila, Inc. (NASDAQ GM: ZILA), announced the execution of a definitive agreement for the acquisition of Professional Dental Technologies, Inc. (“Pro-Dentec(R)”) a privately-held, professional dental products company headquartered in Batesville, Arkansas. Through its national sales and marketing organization, Pro-Dentec offers, directly to dental professionals, a small suite of proprietary, high-margin dental products that complement Zila’s cancer screening and detection products. The acquisition price is $34 million, which will be paid in cash at closing. The closing is expected to occur on or about November 28, 2006 and is subject to normal and customary closing conditions.
“This acquisition completes Zila’s transformation into a cancer diagnostic company focused initially on oral cancer,” stated Douglas D. Burkett, Ph.D., Chairman, Chief Executive Officer and President of Zila, Inc. “Leveraging Pro-Dentec’s national dental sales force and its compelling continuing education seminar series, will allow us to fully realize the large market potential of ViziLite(R) Plus and future oral cancer detection products.”
Pro-Dentec focuses on Soft Tissue Management (STM(R)) oral care products that it sells directly to dental offices through its dedicated national sales force. The company’s national marketing program reaches most of the nation’s dental offices and includes approximately 115 continuing education seminars each year that dentists and their staffs pay to attend. These seminars, which are certified by the American Dental Association and the Academy of General Dentistry, are ideally suited to train a large number of dental offices on the importance of oral cancer screening with ViziLite Plus. Pro-Dentec has annual revenue of approximately $35 million and EBITDA of approximately $5 million.
“With over twenty years of operating history exclusively serving dental professionals, Pro-Dentec looks forward with enthusiasm to working with Zila to establish ViziLite Plus as the standard of care for oral cancer screening,” stated William T. Evans, Chief Executive Officer and President of Pro-Dentec.
Zila believes that ProDentec will enable rapid growth of ViziLite Plus while the OraTest regulatory effort is completed, such that following its FDA approval, OraTest will be quickly launched through a capable and growing sales and marketing infrastructure focused on oral cancer detection.
About Professional Dental Technologies, Inc.
ProDentec(R), headquartered in Batesville, Arkansas, is a leading designer, manufacturer and marketer of products exclusively to dental professionals for Soft Tissue Management (STM(R)) including the Rota-dent(R) Professional Powered Brush with MicroAccess Flossing Action, the Pro-Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM(R) products for both in-office and home-care use.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading cancer diagnostic company initially focused on oral cancer:
•	Zila Pharmaceuticals is dedicated to establishing ViziLite(R) Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer.

•	Zila Biotechnology is focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest(R), followed by the development of additional applications of its cancer detection technologies including products for the early detection of cervical and esophageal cancer.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2006.
CONTACT: Zila, Inc.
Andrew Stevens, 602-266-6700
or
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan/Dian Griesel, 212-825-3210
or
Media:
Bill Douglass, 212-825-3210
SOURCE: Zila, Inc.